Macquarie Infrastructure Company LLC	Exhibit 99.1

125 W. 55th Street
New York, NY 10019
USA

Media Release

MACQUARIE INFRASTRUCTURE COMPANY REPORTS

FIRST QUARTER 2008 FINANCIAL RESULTS

Growth in Airport Services Drives Increased Distributable Cash

Net Swings to Loss on Non-Cash Expenses of Investee

Increased Quarterly Dividend of $0.645 Per Share Declared

New York, NY - May 8, 2008 - Macquarie Infrastructure Company (NYSE: MIC), a leader in the ownership and operation of U.S. infrastructure businesses, reported consolidated revenue of $278.7 million and a net loss of $2.0 million for the first quarter of 2008.

•	Revenue increased 65% compared to the first quarter of 2007 on improved performance by MIC’s businesses generally and contributions from acquisitions completed in 2007.

•
The net loss for the quarter was primarily the result of higher non-cash expenses including derivatives losses incurred by International Matex Tank Terminals (IMTT), a business in which MIC holds a 50% interest and depreciation and amortization resulting from acquisitions completed in 2007. MIC reported net income of $7.9 million for the first quarter of 2007.

Reported gross profit increased 50% to $112.6 million for the quarter compared to $75.2 million in 2007. Analysis of gross profit, or revenues less costs of goods sold/sales, provides additional insight into the performance of the Company by removing the volatility in revenue associated with costs that are typically passed through to customers by infrastructure businesses.

MIC also reported a year over year increase in estimated cash available for distribution (“CAD”). CAD for the quarter increased to $30.8 million, or by 10%, over the $28.0 million generated in the first quarter of 2007.

CAD is a non-GAAP measure used by the Company to estimate its ability to sustain and increase its quarterly dividend. CAD is based on cash from operating activities less financed capital expenditures, plus the cash dividend received from an unconsolidated business recorded in cash from investing activity.

On the strength of the improvement in estimated cash available for distribution, the Company will pay a cash dividend of $0.645 per share for the first quarter of 2008. The dividend of $0.645 per share represents a 9.3% increase over the $0.59 per share paid for the first quarter of 2007 and the eighth consecutive quarterly increase. The dividend will be paid on June 10, 2008 to shareholders of record on June 4, 2008.

“Our businesses have again demonstrated an ability to generate growing amounts of distributable cash, even against the backdrop of a challenging economic environment” said Peter Stokes, Chief Executive Officer of Macquarie Infrastructure Company. “We’re pleased to be able to share that growth with investors in the form of an increased dividend.”

OPERATING BUSINESSES PERFORMANCE HIGHLIGHTS

MIC reports EBITDA and contribution margin, both of which are non-GAAP financial measures, as it considers them to be important indicators of overall performance. The attached tables provide a reconciliation of EBITDA to net income, and contribution margin to revenue. The Company believes that EBITDA, net of other non-cash and non-recurring items, also provides insight into the performance of certain of its operating companies and their ability to generate distributable cash. The reporting of contribution margin by the gas production and distribution business provides additional insight into the performance of that business net of changes in feedstock (naptha) prices that typically are recovered in revenue.

•
Gross profit in the Company’s airport services business was $95.3 million for the quarter, an increase of 67% over the first quarter in 2007. Gross profit at comparable locations (excluding acquisitions concluded in the prior 12 months) increased 4%.

o
The business benefited from a higher volume of fuel sold (both on a same store basis and as a result of acquisitions made in 2007), increased hangar/office rental income and increased de-icing revenue relative to the first quarter in 2007. Weighted average margins on fuel sales were relatively unchanged versus the first quarter in 2007.

o
Total EBITDA increased to $40.4 million or by 58% over the first quarter in 2007. EBITDA at existing locations (excluding acquisitions concluded in the prior 12 months) increased 8%. Excluding non-cash losses on derivative instruments in both periods, EBITDA would have increased by 53% and 5% for total locations and existing locations, respectively.

•
The Company’s bulk liquid storage terminal business declared a dividend of $14.0 million, $7.0 million of which is payable to MIC, for the first quarter of 2008. The dividend payment was accrued at quarter-end and cash was received on April 25, 2008. As an owner of 50% of this business, MIC does not consolidate the financial results of the bulk liquid storage terminal business with those of its controlled businesses.

o
MIC expects to receive a dividend of $7.0 million each quarter through the end of 2008. Beginning with the first quarter in 2009, the Company expects to receive a dividend equal to 50% of the cash from operations, less 50% of maintenance and environmental remediation capital expenditures, generated by this business, subject to satisfaction of certain conditions.

o
Terminal revenue increased to $74.2 million, or by 20%, in the first quarter of 2008 from $61.9 million in 2007. The increase was the result of higher average storage rates, an increase in rented storage capacity resulting from an acquisition completed in the fourth quarter of 2007 and higher throughput revenue. Terminal gross profit increased 24% over the first quarter in 2007.

o
The business recorded a non-cash loss of $17.7 million in the quarter on changes in the value of derivative instruments (interest rate hedges). This resulted in the business generating a net loss for the quarter of $1.8 million. MIC’s share of the non-cash loss, after taxes, was approximately $6.0 million. As a result, MIC recorded a loss including its amortization of acquired tangible and intangible assets, of $2.1 million on its investment in the bulk liquid storage terminal business.

o	Reported EBITDA declined 56% to $12.3 million from $27.9 million in 2007. Excluding non-cash losses on derivative instruments in both periods, EBITDA would have increased by 7%.

o
Cash flow from operations in the bulk liquid storage terminal business decreased to $24.8 million from $31.0 million in the first quarter of 2007, despite an increase in operating income, due to increases in working capital requirements and interest paid.

•
The Company’s gas production and distribution business generated a total contribution margin (revenue less cost of revenue) of $16.2 million, or a 5% increase, over the first quarter of 2007. The total volume of gas sold during the first quarter was flat with the prior comparable period.

o
Revenue increases in both utility and non-utility operations were partially offset by higher product costs (feedstock and LPG) and higher operating expenses (production, transmission and distribution, and selling, general and administrative expenses).

o
The business generated EBITDA for the quarter of $7.0 million, an increase of 8% over the first quarter of 2007. Excluding non-cash losses on derivative instruments in both periods, EBITDA would have increased by 4%.

•	The Company’s district energy business gross profit declined to $2.6 million, or by 2%, and EBITDA declined to $3.0 million, or by 9% compared with the first quarter in 2007.

o
Capacity revenue grew with the increase in the number of customers connected to the Chicago system. A cooler first quarter compared to the first quarter of 2007 resulted in lower consumption revenue. The first quarter of the year is generally the coolest, resulting in a lower level of demand relative to other quarters.

o
Direct expenses related to normal pre-season maintenance increased as a greater percentage of the work was concluded in the first quarter of 2008 compared to the first quarter of 2007. The first quarter is typically the quarter in which the bulk of annual preventive maintenance is performed.

•
Gross profit at the Company’s airport parking business declined 27% to $3.3 million in the first quarter of 2008 compared with the same period in 2007. EBITDA declined 39% to $2.5 million. Factors influencing the results for the quarter include:

o	relatively level volume of cars out and average revenue per car due to certain underperforming markets which are offsetting overall growth; and,

o
increased operating costs associated with improving customer service, marketing and bus fleet quality, which began in the second quarter of 2007, as well as a larger fleet size and higher fuel costs; and,

o
higher selling, general and administrative costs primarily due to accrued expense for a state sales tax assessment and also due to management changes related to strengthening senior management and implementing a regional management structure; and,

o	ongoing yield management efforts implemented to maximize revenue as the quality of customer service improve.

ESTIMATED CASH AVAILABLE FOR DISTRIBUTION

The Company believes that it can provide better insight into its ability to support its distributions by making certain adjustments to its “as reported” results. For example, its results under Generally Accepted Accounting Principles (“GAAP”) alone do not reflect all of the items that management considers in estimating distributable cash. The table below summarizes MIC’s estimated cash available for distribution (“CAD”), beginning with cash from operations and adjusted for certain dividend income and cash expenditures.

Estimated cash available for distribution totaled $30.8 million for the quarter; a 10% increase over the $28.0 million generated in the first quarter of 2007.

($ Millions)	Total

Cash from operations	$14.10

Cash from operations adjustments	$5.20

Cash from investing and financing activities	$4.56

Working capital	$6.92

Estimated Cash Available for Distribution	$30.78

MIC’s consolidated cash from operations decreased to $14.1 million in the first quarter of 2008 from $27.6 million in the first quarter of 2007. Factors contributing to the lower cash from operations compared to the first quarter in 2007 include:

o	a $10.8 million increase in working capital balances, mainly from higher accounts receivable balances due to higher fuel prices and timing;

o	increased interest expense due to higher levels of debt;

o
$3.5 million in equity distributions from IMTT in cash provided by operating activities in 2007, with the remaining $3.5 million in cash from investing activities, compared with the entire $7.0 million distribution being included in cash from investing activities in 2008;

o	underperformance at our airport parking business; and

o
operating costs from the acquisitions in our airport services business since the date of each acquisition, which should reduce over time as the acquired sites become fully integrated with our existing sites; partially offset by

o	higher operating income from the airport services and gas production and distribution businesses.

Estimated CAD is increased by adjustments to cash from operations including:

o	a $3.0 million reversal of a federal income tax liability at the airport services business which will be offset in 2008 against net operating loss carryforwards of MIC LLC; and,

o	$1.3 million of pre-funded integration costs related to acquisitions made by the airport services business; and,

o	a $1.0 million recovery of fuel adjustment charges by the gas production and distribution business from an escrow account established for that purpose at the time of our acquisition.

Estimated CAD is increased by a net $4.6 million in cash from investing and financing activities that includes:

o	the $7.0 million dividend from the Company’s investment in the bulk liquid storage terminal business that does not flow through earnings;

o	$2.2 million of cash released from debt service reserves;

o	$7.2 million of the capital expenditures in the period that were primarily growth-related and therefore debt funded; offset by

o	$13.7 million of capital expenditures paid in cash or accrued.

Estimated CAD is further increased by $6.9 million of cash generated in reversal of working capital adjustments excluded in prior periods.

The Company estimates that cash available for distribution exceeded the dividend paid for the quarter by $1.8 million.

BUSINESS UPDATE AND OUTLOOK

Airport services business - MIC expects continued strong performance from its airport services business. General aviation aircraft manufacturers continue to report strong demand for new planes. The increased number of planes in service and the increase in the hours that general aviation aircraft are being flown is expected to continue to drive growth in the volume of fuel sold. Management of the airport services business believes that improved access to general aviation and the challenges facing commercial aviation associated with higher load levels, potential mainline carrier consolidations, bankruptcies and security-related delays will result in the business being relatively insensitive to downturns in the broader economy.

The business is focused on successfully completing the integration of the 29 FBOs acquired in 2007. As with prior acquisitions, the integration effort is expected to eliminate overlapping functions and reduce operating expenses.

Bulk liquid storage terminal business - The performance of the bulk liquid storage terminal business is expected to continue to improve as inflation escalators generate revenue growth from existing contracts and storage tanks currently under construction become operational. Approximately $382.4 million of growth capital expenditure commitments have been made in the bulk liquid storage terminal business since the beginning of 2006 including $8.0 million of projects initiated prior to MIC’s investment. The Company expects that the capital projects will generate an incremental increase in annual gross profit and EBITDA of $48.7 million when complete.

The business expects to incur increased maintenance capital expenditures related to mandated Spill Prevention, Control and Countermeasure (SPCC) tank inspections and repairs. The increased expenditures for the SPCC program pertain to tanks in Louisiana and could add as much as $20 million per year to aggregate maintenance capital expenditures during the balance of 2008 and each year through 2012. As a result, estimates of average total annual maintenance capital expenditures have been increased to a range of $35 - $50 million from a range of $30 - $40 million per year.

After December 31, 2008, when our distributions from IMTT will convert from a fixed amount to a variable amount generally based on its cash flow from operations and cash from investing activities less maintenance capital expenditures, these increases will reduce amounts that would otherwise be distributed to us from IMTT.

Gas production and distribution business - The fundamental driver of continued growth in the gas production and distribution business will be the rate of population increases in Hawaii. MIC also believes that it can effectively market its synthetic natural gas and liquid petroleum gas products as an efficient, environmentally friendly energy source thereby increasing its market share relative to other fuel/power sources. In addition, MIC believes that the business will continue to be a stable source of distributable cash based on the essential services nature of the business.

District energy business - The Company expects continued stable performance from its district energy business, assuming a historically normal level of demand for cooling during the summer of 2008. The business will increase saleable tons of cooling through expansion of chilling and pumping capacity and improvements in system hydrology. The expansion of system capacity will be undertaken only when contracts for cooling have been signed and not on a speculative basis.

Airport parking business - Service enhancements, a larger shuttle fleet and yield management strategies, including implementation of lot-level technology for tracking activity, are having a positive impact on the performance of the locations at which these initiatives have been implemented. The execution of these initiatives on a wider scale is expected to generate improvement in revenue over the balance of the year.

The primary driver of the volume of cars out, the forecast rate of growth in the number of commercial enplanements is forecast to be approximately 3% in the markets in which the business operates. We expect that effective marketing of the business will result in a comparable level of growth in cars out in the business. However, in the first quarter of 2008, the airline industry experienced some bankruptcies and various airlines have altered their service routes. Individually none of these changes would necessarily be material to our airport parking business but in combination they may cause declines in revenue.

CONFERENCE CALL AND WEBCAST

When: Management has scheduled a conference call for 11:00 a.m. Eastern Standard Time on May 8, 2008 to review the Company’s results.

How: To listen to the conference call, please dial +1(877) 591-4957 (domestic) or +1(719) 325-4850 (international), at least 10 minutes prior to the scheduled start time. Interested parties can also listen to the live call, which will be webcast at the Company website, www.macquarie.com/mic/. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the Internet broadcast.

Slides: The Company has also prepared slides in support of its conference call presentation. The slides will be available for downloading from the Company website the morning of May 8, 2008, prior to the conference call. A link to the slides will be located in the “Latest News” section of the MIC homepage.

Replay: For interested individuals unable to join the conference call, a replay will be available through May 22, 2008, at +1(888) 203-1112 (domestic) or +1(719) 457-0820 (international), Passcode: 6889241. An online archive of the webcast will be available on the Company’s website for one year following the call.

ABOUT MACQUARIE INFRASTRUCTURE COMPANY

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses, which provide basic, everyday services, to customers in the United States. Its businesses consist of an airport services business, a 50% indirect interest in a bulk liquid storage terminal business, a gas production and distribution business, a district energy business, and an airport parking business. The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic.

FORWARD LOOKING STATEMENTS

This filing contains forward-looking statements. We may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond our control including, among other things: our ability to successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, service, comply with the terms of and refinance debt, and implement our strategy, our shared decision-making with co-investors over investments including the distribution of dividends, our regulatory environment establishing rate structures and monitoring quality of service, changes in general economic or business conditions, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, automobile usage, fuel and gas costs, our ability to recover increases in costs from customers, reliance on sole or limited source suppliers, foreign exchange fluctuations, risks or conflicts of interests involving our relationship with the Macquarie Group, environmental risks and changes in U.S. federal tax law.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which we are not currently aware could also cause our actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC. MIC-G

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investor enquiries Jay A. Davis Investor Relations Macquarie Infrastructure Company (212) 231-1825	Media enquiries Alex Doughty Corporate Communications Macquarie Infrastructure Company (212) 231-1710

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$61,304	$57,473
Restricted cash	1,312	1,335
Accounts receivable, less allowance for doubtful accounts
of $2,103 and $2,380, respectively	107,067	94,541
Dividends receivable	7,000	7,000
Other receivables	75	445
Inventories	19,470	18,219
Prepaid expenses	10,180	10,418
Deferred income taxes	9,330	9,330
Other	12,364	11,706

Total current assets	228,102	210,467

Property, equipment, land and leasehold improvements, net	690,221	674,952

Restricted cash	19,786	19,363
Equipment lease receivables	38,176	38,834
Investment in unconsolidated business	202,518	211,606
Goodwill	775,565	770,108
Intangible assets, net	873,716	857,345
Deferred costs on acquisitions	-	278
Deferred financing costs, net of accumulated amortization	28,067	28,040
Other	2,042	2,036

Total assets	$2,858,193	$2,813,029

Liabilities and members' equity
Current liabilities:
Due to manager - related party	$4,704	$5,737
Accounts payable	68,933	59,303
Accrued expenses	25,934	31,184
Current portion of notes payable and capital leases	6,461	5,094
Current portion of long-term debt	4,394	162
Fair value of derivative instruments	38,153	14,224
Customer deposits	8,983	9,481
Other	9,248	8,330

Total current liabilities	166,810	133,515

Notes payable and capital leases, net of current portion	3,013	2,964
Long-term debt, net of current portion	1,490,821	1,426,494
Deferred income taxes	182,476	202,683
Fair value of derivative instruments	71,121	42,832
Other	32,521	30,817

Total liabilities	1,946,762	1,839,305

Minority interests	6,726	7,172

Commitments and contingencies	-	-

Members’ equity:
LLC interests, no par value; 500,000,000 authorized; 44,938,380 LLC interests
issued and outstanding at March 31, 2008 and December 31, 2007	1,023,480	1,052,062
Accumulated other comprehensive loss	(64,330)	(33,055)
Accumulated deficit	(54,445)	(52,455)

Total members’ equity	904,705	966,552

Total liabilities and members’ equity	$2,858,193	$2,813,029

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($ in thousands, except per share data)

	Quarter Ended March 31, 2008	Quarter Ended March 31, 2007

Revenue
Revenue from product sales	$159,325	$88,357
Revenue from product sales - utility	29,399	22,291
Service revenue	88,785	57,086
Financing and equipment lease income	1,194	1,248

Total revenue	278,703	168,982

Costs and expenses
Cost of product sales	108,517	53,706
Cost of product sales - utility	24,335	16,778
Cost of services	33,256	23,342
Selling, general and administrative	63,857	38,978
Fees to manager - related party	4,626	5,561
Depreciation	6,723	3,891
Amortization of intangibles	10,739	6,928

Total operating expenses	252,053	149,184

Operating income	26,650	19,798

Other income (expense)
Interest income	473	1,459
Interest expense	(25,826)	(17,566)
Equity in (losses) earnings and amortization
charges of investees	(2,089)	3,465
Loss on derivative instruments	(305)	(477)
Other income (expense), net	192	(916)
Net (loss) income before income taxes and	(905)	5,763
minority interests
(Provision) benefit for income taxes	(1,364)	2,045

Net (loss) income before minority interests	(2,269)	7,808

Minority interests	(279)	(69)

Net (loss) income	$(1,990)	$7,877

Basic (loss) earnings per share:	$(0.04)	$0.21
Weighted average number of shares
outstanding: basic	44,938,380	37,562,165
Diluted (loss) earnings per share:	$(0.04)	$0.21
Weighted average number of shares
outstanding: diluted	44,938,380	37,579,034
Cash distributions declared per share	$0.635	$0.57

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in thousands)

	Quarter Ended March 31, 2008	Quarter Ended March 31, 2007
Operating activities
Net (loss) income	$(1,990)	$7,877
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	9,469	6,357
Amortization of intangible assets	10,739	6,928
Equity in losses (earnings) and amortization charges of investees	2,089	(3,465)
Equity distributions from investees	-	3,465
Amortization of debt financing costs	1,760	1,451
Non-cash derivative loss (gain), net of non-cash interest expense	382	(1,093)
Performance fees settled in LLC interests	-	957
Equipment lease receivable, net	508	708
Deferred rent	572	640
Deferred taxes	(2,590)	(3,020)
Other non-cash expenses, net	73	424
Non-operating losses relating to foreign investments	-	2,465
Changes in other assets and liabilities, net of acquisitions:
Restricted cash	23	259
Accounts receivable	(12,191)	(4,015)
Inventories	(800)	(841)
Prepaid expenses and other current assets	1,272	1,371
Due to manager - related party	(1,033)	181
Accounts payable and accrued expenses	2,444	3,355
Income taxes payable	3,577	2,838
Other, net	(207)	729
Net cash provided by operating activities	14,097	27,571

Investing activities
Acquisitions of businesses and investments, net of cash acquired	(41,864)	(143)
Costs of dispositions	-	(322)
Proceeds from sale of equity investment	-	84,977
Settlements of non-hedging derivative instruments	-	(1,631)
Purchases of property and equipment	(13,708)	(7,558)
Return of investment in unconsolidated business	7,000	3,535
Other	137	-
Net cash (used in) provided by investing activities	(48,435)	78,858

Financing activities
Proceeds from long-term debt	2,000	1,000
Proceeds from line of credit facilities	67,850	1,750
Offering and equity raise costs paid	(65)	-
Distributions paid to holders of LLC interests	(28,536)	-
Distributions paid to minority shareholders	(167)	(224)
Payment of long-term debt	(40)	(39)
Debt financing costs paid	(1,788)	(54)
Change in restricted cash	(617)	751
Payment of notes and capital lease obligations	(468)	(596)
Net cash provided by financing activities	38,169	2,588

Effect of exchange rate changes on cash	-	(1)

Net change in cash and cash equivalents	3,831	109,016

Cash and cash equivalents, beginning of period	57,473	37,388

Cash and cash equivalents, end of period	$61,304	$146,404

Supplemental disclosures of cash flow information:
Non-cash investing and financing activities:

Accrued acquisition and equity offering costs	$343	$1,078

Accrued purchases of property and equipment	$742	$2,393

Acquisition of equipment through capital leases	$-	$30

Taxes paid	$489	$960

Interest paid	$23,859	$16,131

MACQUARIE INFRASTRUCTURE COMPANY LLC

RECONCILIATION OF NET (LOSS) INCOME TO EBITDA
For the Quarters Ended March 31, 2008 and 2007

($ in thousands)

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2008	2007	$	%

Net (loss) income	$(1,990)	$7,877
Interest expense, net	25,353	16,107
Provision (benefit) for income taxes	1,364	(2,045)
Depreciation (1)	6,723	3,891
Depreciation - cost of services (1)	2,746	2,466
Amortization (2)	10,739	6,928
EBITDA	$44,935	$35,224	9,711	27.6

(1) Depreciation - cost of services includes depreciation expense for our district energy business and airport parking business, which are reported in cost of services in our consolidated statements of operations. Depreciation and Depreciation - cost of services does not include step-up depreciation expense of $1.7 million for each quarter in connection with our investment in IMTT, which is reported in equity in (losses) earnings and amortization charges of investees in our statements of operations.

(2) Amortization does not include step-up amortization expense of $283,000 for each quarter related to intangible assets in connection with our investment in IMTT, which is reported in equity in (losses) earnings and amortization charges of investees in our statements of operations.

MACQUARIE INFRASTRUCTURE COMPANY LLC

RECONCILIATION OF SEGMENT NET (LOSS) INCOME TO EBITDA AND
SEGMENT REVENUE TO CONTRIBUTION MARGIN
For the Quarters Ended March 31, 2008 and 2007

AIRPORT SERVICES BUSINESS - Total Locations (Including Acquisitions)

	Q1 2008	Q1 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%

Revenue
Fuel revenue	136,366	69,847	66,519	95.2
Non-fuel revenue	62,584	31,213	31,371	100.5
Total revenue	198,950	101,060	97,890	96.9

Cost of revenue
Cost of revenue-fuel	91,882	40,578	(51,304)	(126.4)
Cost of revenue-non-fuel	11,800	3,421	(8,379)	NM
Total cost of revenue	103,682	43,999	(59,683)	(135.6)

Fuel gross profit	44,484	29,269	15,215	52.0
Non-fuel gross profit	50,784	27,792	22,992	82.7
Gross profit	95,268	57,061	38,207	67.0

Selling, general and administrative expenses	54,625	30,535	(24,090)	(78.9)
Depreciation and amortization	14,637	7,963	(6,674)	(83.8)
Operating income	26,006	18,563	7,443	40.1

Interest expense, net	(15,838)	(8,261)	(7,577)	(91.7)
Other income (expense)	(16)	(23)	7	30.4
Unrealized gains (losses) on derivative instruments	(199)	(949)	750	79.0
(Provision) benefit for income taxes	(4,011)	(3,699)	(312)	(8.4)
Net income (1)	5,942	5,631	311	5.5

Reconciliation of net income to EBITDA:
Net income (1)	5,942	5,631
Interest expense, net	15,838	8,261
Provision (benefit) for income taxes	4,011	3,699
Depreciation and amortization	14,637	7,963
EBITDA	40,428	25,554	14,874	58.2

NM - Not meaningful

(1) Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

AIRPORT SERVICES BUSINESS - Existing Locations (Excluding Acquisitions)

	Q1 2008	Q1 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%
	($ in thousands) (unaudited)
Revenue
Fuel revenue	84,986	69,847	15,139	21.7
Non-fuel revenue	35,565	31,213	4,352	13.9
Total revenue	120,551	101,060	19,491	19.3

Cost of revenue
Cost of revenue-fuel	56,781	40,578	(16,203)	(39.9)
Cost of revenue-non-fuel	4,603	3,421	(1,182)	(34.6)
Total cost of revenue	61,384	43,999	(17,385)	(39.5)

Fuel gross profit	28,205	29,269	(1,064)	(3.6)
Non-fuel gross profit	30,962	27,792	3,170	11.4
Gross profit	59,167	57,061	2,106	3.7

Selling, general and administrative expenses	31,337	30,535	(802)	(2.6)
Depreciation and amortization	7,988	7,963	(25)	(0.3)
Operating income	19,842	18,563	1,279	6.9

Interest expense, net	(8,595)	(8,261)	(334)	(4.0)
Other income (expense)	(29)	(23)	(6)	(26.1)
Unrealized gains (losses) on derivative instruments	(232)	(949)	717	75.6
(Provision) benefit for income taxes	(3,595)	(3,699)	104	2.8
Net income (1)	7,391	5,631	1,760	31.3

Reconciliation of net income to EBITDA:
Net income (1)	7,391	5,631
Interest expense, net	8,595	8,261
Provision (benefit) for income taxes	3,595	3,699
Depreciation and amortization	7,988	7,963
EBITDA	27,569	25,554	2,015	7.9

(1) Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

BULK LIQUID STORAGE TERMINAL BUSINESS

	Q1 2008	Q1 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%
	($ in thousands) (unaudited)
Revenue
Terminal revenue	74,224	61,876	12,348	20.0
Environmental response revenue	4,170	8,540	(4,370)	(51.2)
Total revenue (1)	78,394	70,416	7,978	11.3

Costs and expenses
Terminal operating costs	38,542	32,990	(5,552)	(16.8)
Environmental response operating costs	3,729	6,886	3,157	45.8
Total operating costs (1)	42,271	39,876	(2,395)	(6.0)

Terminal gross profit	35,682	28,886	6,796	23.5
Environmental response gross profit	441	1,654	(1,213)	(73.3)
Gross profit	36,123	30,540	5,583	18.3

General and administrative expenses	6,830	5,569	(1,261)	(22.6)
Depreciation and amortization	10,334	8,522	(1,812)	(21.3)
Operating income	18,959	16,449	2,510	15.3

Interest expense, net	(4,719)	(3,407)	(1,312)	(38.5)
Other income (1)	557	3,173	(2,616)	82.4
Unrealized gains (losses) on derivative instruments	(17,720)	(242)	(17,478)	NM
Benefit (provision) for income taxes	956	(6,423)	7,379	114.9
Minority interest	155	(27)	182	NM
Net (loss) income	(1,812)	9,523	(11,335)	(119.0)

Reconciliation of net (loss) income to EBITDA:
Net (loss) income	(1,812)	9,523
Interest expense, net	4,719	3,407
(Benefit) provision for income taxes	(956)	6,423
Depreciation and amortization	10,334	8,522
EBITDA	12,285	27,875	(15,590)	(55.9)

NM - Not meaningful

(1) In the fourth quarter of 2007, nursery revenue and nursery operating costs were removed from total revenue and total operating costs, and included within other income. Prior period comparatives have been updated to reflect this change.

GAS PRODUCTION AND DISTRIBUTION BUSINESS

	Q1 2008	Q1 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%
	($ in thousands) (unaudited)
Contribution margin
Revenue - utility	29,399	22,291	7,108	31.9
Cost of revenue - utility	21,724	14,591	(7,133)	(48.9)
Contribution margin - utility	7,675	7,700	(25)	(0.3)

Revenue - non-utility	22,959	18,510	4,449	24.0
Cost of revenue - non-utility	14,424	10,811	(3,613)	(33.4)
Contribution margin - non-utility	8,535	7,699	836	10.9

Total contribution margin	16,210	15,399	811	5.3

Production	1,217	1,121	(96)	(8.6)
Transmission and distribution	3,605	3,383	(222)	(6.6)
Selling, general and administrative expenses	4,413	4,080	(333)	(8.2)
Depreciation and amortization	1,668	1,731	63	3.6
Operating income	5,307	5,084	223	4.4

Interest expense, net	(2,311)	(2,245)	(66)	(2.9)
Other income (expense)	71	(53)	124	NM
Unrealized gains (losses) on derivative instruments	(21)	(267)	246	92.1
Provision for income taxes	(1,192)	(986)	(206)	(20.9)
Net income (1)	1,854	1,533	321	20.9

Reconciliation of net income to EBITDA:
Income before taxes (1)	1,854	1,533
Interest expense, net	2,311	2,245
Provision for income taxes	1,192	986
Depreciation and amortization	1,668	1,731
EBITDA	7,025	6,495	530	8.2

NM - Not meaningful

(1) Corporate allocation expense has been excluded from the above table as it is eliminated on consolidation at the MIC Inc. level.

DISTRICT ENERGY BUSINESS

	Q1 2008	Q1 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%
	($ in thousands) (unaudited)

Cooling capacity revenue	4,806	4,551	255	5.6
Cooling consumption revenue	1,768	1,862	(94)	(5.0)
Other revenue	732	649	83	12.8
Finance lease revenue	1,194	1,248	(54)	(4.3)
Total revenue	8,500	8,310	190	2.3
Direct expenses — electricity	1,176	1,483	307	20.7
Direct expenses — other (1)	4,703	4,149	(554)	(13.4)
Direct expenses — total	5,879	5,632	(247)	(4.4)
Gross profit	2,621	2,678	(57)	(2.1)
Selling, general and administrative expenses	992	768	(224)	(29.2)
Amortization of intangibles	341	337	(4)	(1.2)
Operating income	1,288	1,573	(285)	(18.1)
Interest expense, net	(2,544)	(2,087)	(457)	(21.9)
Other income (expense)	64	74	(10)	(13.5)
Unrealized gains (losses) on derivative instruments	(30)	-	(30)	NM
Benefit (provision) for income taxes	354	213	141	66.2
Minority interest	(145)	(132)	(13)	(9.8)
Net income (loss) (2)	(1,013)	(359)	(654)	182.2

Reconciliation of net income (loss) to EBITDA:
Net income (loss) (2)	(1,013)	(359)
Interest expense, net	2,544	2,087
(Benefit) provision for income taxes	(354)	(213)
Depreciation	1,476	1,431
Amortization of intangibles	341	337
EBITDA	2,994	3,283	(289)	(8.8)

NM - Not meaningful

(1) Includes depreciation.
(2) Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

AIRPORT PARKING BUSINESS

	Q1 2008	Q1 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%
	($ in thousands) (unaudited)

Revenue	18,895	18,811	84	0.4
Direct expenses (1)	15,577	14,289	(1,288)	(9.0)
Gross profit	3,318	4,522	(1,204)	(26.6)
Selling, general and administrative expenses	2,694	1,613	(1,081)	(67.0)
Amortization of intangibles	816	788	(28)	(3.6)
Operating income	(192)	2,121	(2,313)	(109.1)
Interest expense, net	(3,887)	(3,966)	79	2.0
Other income (expense)	72	(10)	82	NM
Unrealized gains (losses) on derivative instruments	77	(70)	147	NM
Benefit for income taxes	1,501	763	738	96.7
Minority interest	424	201	223	110.9
Net loss (2)	(2,005)	(961)	(1,044)	108.6

Reconciliation of net loss to EBITDA:
Net loss (2)	(2,005)	(961)
Interest expense, net	3,887	3,966
Benefit for income taxes	(1,501)	(763)
Depreciation	1,270	1,035
Amortization of intangibles	816	788
EBITDA	2,467	4,065	(1,598)	(39.3)

NM - Not meaningful

(1) Includes depreciation expense and non-cash rent in excess of lease.
(2) Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.